EXHIBIT 99.1

NEOSE TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS

HORSHAM, PA, November 10, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the third quarter ended September 30, 2008.

For the quarter ended September 30, 2008, the Company reported a net loss of $4.4 million, or $0.08 per basic and diluted share, compared to a net loss of $2.5 million, or $0.05 per basic and diluted share, for the third quarter in 2007.  The increased net loss during the 2008 period was primarily due to the impact of the fluctuation in fair value of the Company’s warrant liability partially offset by lower operating expenses during the third quarter of 2008. The Company’s net loss for the quarter ended September 30, 2008 included non-cash expense of $0.4 million relating to an increase in the fair value of the Company’s warrant liability.  During the third quarter of 2007, the Company recorded non-cash income of $7.8 million due to a decrease in the fair value of the Company’s warrant liability.

The Company reported revenues of $2.0 million for the third quarter of 2008, compared to $2.6 million for the third quarter of 2007.  The decrease in revenues for the 2008 period was due to $1.4 million of lower revenues recognized under the Company’s collaborations with Novo Nordisk A/S and was partially offset by $0.8 million of increased revenues recognized under the Company’s collaboration with BioGeneriX AG.

Research and development expenses decreased to $3.4 million in the third quarter of 2008 from $10.7 million in the third quarter of 2007.  The decrease in research and development expenses during the 2008 period was primarily due to $5.4 million of lower clinical and process development costs incurred for the NE-180 program, $1.5 million lower external costs incurred under the Company’s collaborations with Novo Nordisk, $0.7 million of lower payroll and stock compensation resulting from the restructurings that were implemented in 2007 and 2008, and $0.5 million of lower supplies, maintenance costs and lab services related to lower staffing levels.  These decreases were partially offset by $0.8 million of additional external costs incurred under the Company’s collaboration with BioGeneriX during the 2008 period.

General and administrative expenses were $2.7 million for the third quarter of 2008, compared to $2.6 million for the third quarter of 2007.  The increase in general and administrative expenses for the 2008 period was primarily due to $0.8 million of financial advisory fees incurred in connection with the proposed asset sales to Novo Nordisk and BioGeneriX (Asset Sales), and $0.7 million of higher legal costs incurred in connection with the proposed Asset Sales and the Company’s contemplated plan of liquidation (Plan of

Liquidation).  These increases were partially offset by $0.6 million of lower payroll and stock compensation related to the restructurings that were implemented in 2007 and 2008, $0.5 million of lower intellectual property costs, and $0.2 million of other general and administrative costs.

For the nine months ended September 30, 2008, the Company reported a net loss of $11.3 million, or $0.21 per basic and diluted share, compared to a net loss of $25.3 million, or $0.52 per basic and diluted share, for the same period in 2007.  The decreased net loss during the 2008 period was primarily due to lower research and development expenses of $13.3 million, most of which resulted from the Company’s decisions in January 2008 to discontinue development of the NE-180 program and to reduce payroll and other operating expenses.

The Company reported revenues of $7.7 million for nine months ended September 30, 2008, compared to $6.1 million for the same period in 2007.  The increase in revenues for the 2008 period was primarily due to an increase in revenues recognized under the Company’s collaboration with BioGeneriX.

Operating expenses for the nine months ended September 30, 2008 were $22.8 million, compared to $36.4 million for the same period in 2007.  Research and development expenses for the nine months ended September 30, 2008 decreased to $15.0 million from $28.3 million in the comparable 2007 period.  The decrease in research and development expenses during the 2008 period was primarily due to $8.6 million of lower external costs incurred for the NE-180 program during the 2008 period, $3.3 million of lower payroll, stock compensation and facilities costs resulting from the restructurings that were implemented in 2007 and 2008, $1.8 million of lower supplies, maintenance costs and lab services related to lower staffing levels, and $1.0 million of lower external costs incurred for the Company’s collaboration with Novo Nordisk.  These decreases were partially offset by $1.4 million of additional external costs incurred under the Company’s collaborations with BioGeneriX during the 2008 period.

General and administrative expenses were $7.8 million for the nine months ended September 30, 2008, compared to $8.1 million for the same period in 2007.  The decrease for the 2008 period was primarily due to $1.2 million of lower stock compensation related to the restructurings implemented in 2007 and 2008, $0.4 million of lower intellectual property costs, and a decrease of $0.5 million of other general administrative costs.  These decreases were partially offset by an increase of $1.1 million of legal costs incurred in connection with the proposed Asset Sales and Plan of Liquidation and $0.8 million of financial advisory fees incurred in connection with the proposed Asset Sales.

Interest income was $0.3 million for the nine months ended September 30, 2008, compared to $1.2 million for the same period in 2007.  Lower average cash balances during the 2008 period accounted for the decrease.

The Company ended the third quarter of 2008 with $7.1 million in cash and cash equivalents.  If neither Asset Sale is consummated, the Company anticipates that its existing cash and cash equivalents, expected proceeds from collaborations and license arrangements, and interest income should be sufficient to meet its operating and capital requirements (including payment of all costs and potential expense reimbursements related to the Asset Sales) through the second quarter of 2009.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $7.8 billion.  For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts, including statements regarding our anticipated operating and capital requirements are “forward-looking statements” that involve risks and uncertainties, including the risk that we will incur unexpected or unavoidable expenditures in 2008.  For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and discussions of potential risk and uncertainties in the Company’s subsequent filings with the SEC.

Additional Information and Where to Find It

In connection with stockholder approval of the Company’s previously announced proposed Asset Sales and Plan of Liquidation, the Company intends to file a definitive proxy statement and other materials with the SEC.  Stockholders of the Company are advised to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the Company’s previously announced proposed Asset Sales and Plan of Liquidation.  Stockholders may obtain a free copy of the definitive proxy statement, and other documents filed with the SEC, at the SEC’s web site at http://www.sec.gov.  Free copies of these filings may also be obtained from the Company by directing a request to A. Brian Davis, Senior Vice President and Chief Financial Officer, Neose Technologies, Inc., 102 Rock Road, Horsham, Pennsylvania 19044 or at www.neose.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the Company’s previously announced proposed Asset Sales and Plan of Liquidation.  Information regarding the Company’s directors and executive officers is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on April 29, 2008.  Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and the other relevant documents filed with the SEC when they become available.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenue from collaborative agreements	$2,003	$2,631	$7,688	$6,099

Operating expenses:

Research and development	3,354	10,735	15,035	28,289

General and administrative	2,744	2,560	7,785	8,073

Total operating expenses	6,098	13,295	22,820	36,362

Operating loss	(4,095)	(10,664)	(15,132)	(30,263)

(Increase) decrease in fair value of warrant liability	(355)	7,772	3,212	3,342

Interest income	56	421	303	1,195

Interest expense	(6)	(35)	(35)	(123)

Loss before income tax benefit	(4,400)	(2,506)	(11,652)	(25,849)

Income tax benefit	—	—	303	533

Net loss	$(4,400)	$(2,506)	$(11,349)	$(25,316)

Basic and diluted net loss per share	$(0.08)	$(0.05)	$(0.21)	$(0.52)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	54,468	54,449	54,468	48,844

Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$7,097	$19,282
Accounts receivable, net	1,758	1,758
Prepaid expenses and other current assets	425	1,564
Total current assets	9,280	22,604
Property and equipment, net	12,612	13,564
Other assets	71	71
Total assets	$21,963	$36,239
Liabilities and Stockholders’ Equity
Current liabilities	$4,797	$7,333
Warrant liability	993	4,205
Long-term debt and capital lease obligations	137	182
Deferred revenue, net of current portion	7,538	5,055
Other liabilities	571	548
Total liabilities	14,036	17,323

Stockholders’ equity	7,927	18,916
Total liabilities and stockholders’ equity	$21,963	$36,239